China Biologic Products, INC.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Year ended December 31,										Three months ended March 31,
	2009		2010		2011		2012		2013		2014
Fixed charges:
Interest expensed and capitalized	$4,423,136		$1,087,290		$1,147,315		$1,249,982		$1,114,851		$616,142
Amortized premiums, discounts and capitalized expenses related to indebtedness	100,253		1,578,014		3,503,766		-		-		-
Estimation of the interest within rental expense	18,674		17,178		19,525		19,868		20,101		5,065
Preference security dividend requirements of consolidated subsidiaries	-		-		-		-		-		-
Total fixed charges	$4,542,063		$2,682,482		$4,670,606		$1,269,850		$1,134,952		$621,207
Earnings:
Add:
Pre-tax income from continuing operations	$28,837,347		$65,601,059		$42,282,868		$81,135,139		$92,401,365		$29,290,767
Adjustment for income or loss from equity investees	(566,984)		(1,070,241)		(1,858,171)		(2,665,881)		(2,170,473)		(337,363)
Fixed charges (calculated above)	4,542,063		2,682,482		4,670,606		1,269,850		1,134,952		621,207
Amortization of capitalized interest	-		-		-		-		-		-
Distributed income of equity investees	473,952		653,476		1,101,800		555,450		1,718,850		-
Share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges	-		-		-		-		-		-
Deduct:	-		-		-		-		-		-
Interest capitalized	-		-		-		-		-		-
Preference security dividend requirements of consolidated subsidiaries	-		-		-		-		-		-
Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	-		-		-		-		-		-
Total earnings	$33,286,378		$67,866,776		$46,197,103		$80,294,558		$93,084,694		$29,574,611

Ratio of earnings to fixed charges (1)	7.3	x	25.3	x	9.9	x	63.2	x	82.0	x	47.6	x

(1) For purpose of this calculation, “Earnings” is Pre-tax income from continuing operations and adjustment for income or loss from equity investees plus Fixed charges, Amortization of capitalized interest, Distributed income of equity investees and Share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges, less Interest capitalized, preference security dividend requirements of consolidated subsidiaries and Noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges. “Fixed charges” is Interest expensed and capitalized plus amortized premiums, discounts and capitalized expenses related to indebtedness and Estimation of interest within rental expense and Preference security dividend requirements of consolidated subsidiaries.